Exhibit 10.25
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of January, 2013 (the “Effective Date”), by and between AutoGenomics, Inc., a California corporation (“Employer”), and Fareed Kureshy, an individual (“Employee”).
R E C I T A L S
A. Employee is currently the President, Chief Executive Officer and Chairman of the Board of Employer.
B. The Employer desires to enter into this Agreement to govern the continued employment of Employee, and Employee desires to continue to be employed by the Employer, each on the terms and conditions set forth herein.
A G R E E M E N T
In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:
1. Term.
This Agreement shall have an initial term (the “Initial Term”) beginning on the Effective Date and continuing for a period of three (3) years thereafter unless earlier terminated in accordance with the provisions hereof. At the end of the Initial Term and at the end of each one year period’s Annual Performance Review thereafter (a “Renewal Period”), this Agreement can be renewed for a one year period by mutual consent of the Parties. Non-renewal of this Agreement shall not constitute termination of Employee’s employment with Employer, which may be effected during the Term only in accordance with the provisions of Section 5 below. As used in this Agreement, “Term” means the Initial Term and all Renewal Periods, if any. If the parties do not renew this Agreement but Employee continues to be employed by Employer, he will do so as an at-will employee, and not pursuant to the terms of this Agreement except that Employee’s post-termination obligations pursuant to Sections 7 and 8 of this Agreement shall survive the non-renewal/termination of this Agreement and/or the termination of Employee’s employment, however caused.
2. Employment of Employee.
(a) Specific Positions. Subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve Employer as President, Chief Executive Officer, and Chairman of the Board of Employer. Employee shall perform such usual and customary duties of such offices as are set forth in the Bylaws of Employer or that may be delegated to Employee from time to time by the Board of Directors of Employer (the “Board”), subject always to the policies as reasonably determined from time to time by the Board. Such responsibilities will include among other duties preparation of annual strategic, financial and operating plans, and the holding of Employer’s annual stockholder meeting.

(b) Promotion of Employer’s Business. Subject to Section 2(c) below, Employee shall devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests. Employee agrees that he will at all times discharge the services contemplated hereby faithfully, industriously and to the best of his ability, experience and talents all in accordance with the policies established by the Board.
(c) Permitted Activities. During Employee’s employment by Employer under this Agreement, Employee may not serve as an officer, director, agent or employee of any other business enterprise without the express written approval of the Board; provided, however, that Employee may make and manage personal business investments of his choice and serve in any capacity with any civic, educational, charitable or personal organization, or any governmental entity or trade association, but only if such activities and services do not interfere or conflict with the performance of his duties hereunder in any material way. Nothing in this Agreement, including, without limitation, the preceding sentence shall prohibit or limit Employee in consulting with or providing other services to any other business enterprise or person so long as (i) Employee promptly informs the Board of such consulting or other services (provided that Employee need not inform the Board of any activities permitted by the preceding sentence), (ii) such services do not interfere or conflict with the performance of his duties hereunder in any material way, and (iii) such services are not provided to any business enterprise or person that is competitive with Employer with respect to its technology or the molecular market segment.

(d) Principal Office. Employee’s principal office and normal place of work shall be at Employer’s executive offices or, subject to Section 5(d) below, at such other location as designated by Employer.
3. Compensation.
(a) Salary. Until such time as Employer completes an initial public offering and uses the proceeds to retire its existing subordinated promissory notes (the “Notes”), or otherwise retires those Notes, Employer shall pay to Employee a base salary (“Base Salary”) at the rate in effect immediately prior to the Effective Date. Beginning with the first pay period following the retirement of the Notes, Employer shall pay to Employee during the Term a base salary (“Base Salary”) initially of $450,000 per year, payable in equal monthly or semi-monthly installments consistent with Employer’s payroll practices from time to time. Thereafter, beginning on the first anniversary of this Agreement and then on each anniversary thereafter, the then-current Base Salary shall increase by five percent (5%) per annum; provided, however, that the Board may authorize a greater increase based on the Board’s evaluation of Employee’s annual performance and on the financial condition of Employer and its ability to pay the base salary.
(b) Performance Bonuses. Employee shall be entitled to receive from Employer an incentive bonus in an amount determined reasonably and in good faith by the compensation committee of the Board (or, if no compensation committee has been established, by a majority of independent members of the Board). The bonus will be predicated on quantitative and qualitative goals. Quantitative goals will be based on metrics such as company revenue, net income and cash flow, while qualitative goals will be stipulated each year in Employee’s annual performance plan scorecard (the “Bonus Scorecard”). A new Bonus Scorecard will be established for each year by the compensation committee of the Board (or, if no compensation committee has been established, by a majority of independent members of the Board). Employee must be employed as of March 15 of the year following the bonus year in some combination of President, CEO and/or Chairman of the Board in order to be eligible for an incentive bonus payment for the prior year. The target amount of each such bonus will not be less than fifty 50% of Employee’s then current Base Salary (such target amount being the “Target Bonus Amount”). However, subject to Section 5 and its subsections, the actual amount of such bonus, if any, will be determined within the discretion of the compensation committee of the Board (or, if no compensation committee has been established, in the discretion of a majority of the independent members of the Board), based on the following factors: (i) the financial performance of Employer as determined and measured by the compensation committee of the Board (or, if no compensation committee has been established, by a majority of the independent members of the Board); and (ii) Employee’s achievement of the quantitative and qualitative goals set by the compensation committee of the Board (or, if no compensation committee has been established, by a majority of the independent members of the Board). The incentive bonus shall be payable to Employee by March 15 in the calendar year following the performance measurement year.
(c) Transaction Bonus. Employee shall upon any Change in Control (as such term is defined below in Section 6) earn, and Employer shall pay to Employee, a cash bonus in an amount equal to one percent (1%) of the net proceeds of the transaction(s) constituting such Change in Control, which bonus will be paid to Employee in the same form and at the same times and subject to the same conditions as proceeds of the transaction(s) are payable to Employer or its stockholders in connection with the consummation of such Change in Control; provided, however, that any payments to Employer or its stockholders remaining to be paid, if at all, after the fifth anniversary of such a Change in Control shall, no sooner than 60 and no later than 30 days prior to such fifth anniversary, be calculated by the Board at their then estimated value (as determined by the Board and taking into account all remaining conditions to payment), and the estimated aggregate amount of such remaining payments, if any, shall be paid to Employee on such fifth anniversary in full and final satisfaction of all amounts owed to Employee under this Section 3(c).
(d) Equity Grant. Within five (5) business days after the Effective Date, Employer will recommend to the Board that Employer grant to Employee a fully vested option to purchase 300,000 shares of the Company’s common stock under Employer’s 2008 Equity Incentive Plan, with terms that conform to the requirements of Sections 5(c)(iii) and 5(d)(iii) below. The option price per share will be the fair market value of a share of the Company’s common stock on the date that the Board makes the grant of such option.
4. Benefits.
(a) Vacation. Emploee shall earn vacation time during Employee’s employment by Employer under this Agreement in accordance with Employer’s vacation benefit policy set forth in its employee handbook; provided that, notwithstanding anything to the contrary in such vacation benefit policy or otherwise, (i) in no event shall Employee accrue less than three (3) weeks of vacation each calendar year, and (ii) Employee shall be entitled to accrue up to, in the aggregate, the greater of (A) sixteen weeks’ of vacation time (i.e., four years’ worth of vacation) or (B) the aggregate amount of vacation allowed to be accrued under Employer’s vacation benefit policy.

(b) Other Fringe Benefits. During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such bonus, profit sharing, stock option and other compensation plans and such medical, disability, life and other insurance plans and such other benefits as are generally available to other employees of Employer in similar employment positions, on the same terms as such employees, subject to meeting applicable eligibility requirements under the terms of the applicable benefit plan or program as in effect from time to time.
(c) Expenses. Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including, but not limited to, all expenses of travel at the request of, or in the service of, Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by Employer. Employer’s obligation under this Section 4(c) to reimburse Employee for such expenses shall survive any termination of this Agreement.
5. Termination.
(a) Termination for Cause. During the Term, Employer shall have the right, exercisable immediately upon written notice, to terminate Employee’s employment for Cause (as defined below).
(i) Definition of Cause. As used herein, “Cause” means any of the following: (A) Employee materially breaches this Agreement, and Employee fails to cure such material breach within thirty (30) days after his receipt of written notice from Employer specifying such breach in reasonable detail (for the avoidance of doubt, any material breach of this Agreement by Employee, if such breach is caused by or due to any Disability, shall not constitute Cause for termination of Employee’s employment); (B) Employee is convicted by a court of competent jurisdiction of, or pleads “no contest” to, a felony; (C) Employee refuses, fails or neglects to perform consistently his duties hereunder, such refusal, failure or neglect to be determined by the Board, and Employee fails to cure such refusal, failure or neglect within thirty (30) days after his receipt of written notice from Employer specifying such refusal, failure or neglect in reasonable detail (for the avoidance of doubt, any refusal, failure or neglect by Employee to perform any duty hereunder, if such refusal, failure or neglect is caused by or due to any Disability, shall not constitute Cause for termination of Employee’s employment); (D) Employee engages in fraud, embezzlement, defalcation or other illegal or wrongful conduct substantially detrimental to the business or reputation of Employer; (E) Employee develops or pursues interests substantially adverse to Employer, and with respect to the first such development or pursuit, Employee fails to promptly abandon such development or pursuit after his receipt of written demand from Employer to abandon such development or pursuit; or (F) Employee intentionally imparts material confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out
Employee’s duties. Employee shall be deemed to have been terminated for “Cause” under clause (A), (C), (E) or (F) of this subparagraph (i) only if (I) the Board shall have adopted, by the affirmative vote of not less than a majority of the non-employee membership of the Board, at a meeting of the Board called and held for the purpose of determining that in the opinion of the Board Employee engaged in the conduct set forth in clause (A), (C), (E) or (F) (and, with respect to clause (A), (C) or (E), failed to timely cure or promptly abandon, as applicable, such conduct) of this Section 5(a)(i) (with respect to which meeting Employee is provided reasonable advance notice thereof and reasonable opportunity to attend with his legal counsel and present to the Board his positions and arguments regarding such alleged conduct), resolutions setting forth the Board’s opinion that such Employee conduct occurred, was not cured or abandoned (with respect to clause (A), (C) or (E)), and constitutes Cause hereunder and specifying at a minimum in reasonable detail the conduct at issue, the pertinent facts pertaining thereto and the Board’s rationale for its opinion that Cause for termination exists, and (II) after satisfaction in full of clause (I) preceding, Employer shall have provided Employee with written notice of his termination for Cause hereunder, including without limitation the effective date of such termination. With respect to any termination for Cause under clause (B) or (D) of this subparagraph (i) of this Section 5(a), Employer shall provide prior written notice of such termination to Employee specifying at a minimum in reasonable detail the conduct at issue, the pertinent facts pertaining thereto and the effective date of such termination.
(ii) Effect of Termination. Upon termination in accordance with this Section 5(a), Employee shall be entitled to no further compensation hereunder other than (A) the salary and other benefits accrued hereunder through, but not including, the effective date of such termination and (B) reimbursement of expenses pursuant to Section 4(c). Employer’s exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.
(b) Voluntary Termination. During the Term, Employee may terminate his employment at any time upon no less than five (5) business days’ prior written notice to Employer. Upon termination in accordance with this Section 5(b), Employee shall be entitled to no further compensation hereunder other than (A) the salary and other benefits accrued hereunder through, but not including, the effective date of such termination and (B) reimbursement of expenses pursuant to Section 4(c). A termination by Employee of his employment for Good Reason (as such term is defined below in Section 5(d)) shall not be deemed to be a termination in accordance with this Section 5(b).

(c) Termination Due to Death or Disability.
(i) This Agreement shall automatically terminate upon the death of Employee. In addition, if any disability or incapacity of Employee to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of ninety (90) consecutive days in any calendar year (“Disability”), then Employer or Employee may terminate Employee’s employment due to such Disability upon written notice to the other party.
(ii) During the Term, if Employee’s employment is terminated due to death or Disability, then Employee (or Employee’s estate, in the event of Employee’s death) shall be entitled to receive: (A) all Base Salary and other benefits accrued hereunder through the date of such termination; (B) reimbursement of expenses pursuant to Section 4(c); and (C) a severance amount equal to two and one half (2 1/2) times Employee’s annual Base Salary, as in effect immediately prior to the date of such termination. The severance payment to be paid under clause (C) of this Section 5(c)(ii) shall be paid in a lump sum cash payment within five (5) days following the termination of Employee’s employment due to Disability or death, whichever is applicable.
(iii) Upon any termination under this Section 5(c), all stock options, restricted stock awards or issuances and other rights to acquire any capital stock of Employer granted or provided to Employee (if any), which are subject to vesting or any right of repurchase, will immediately vest in full and all rights to repurchase will lapse in their entirety. Employer shall ensure that any and all applicable stock option/stock issuance plans and other relevant plans and agreements that are contrary to the foregoing sentence, whether now in existence or hereinafter arising, will conform to the preceding sentence. Also, Employer shall ensure that, with respect to any stock options granted by Employer to Employee after the date hereof, such stock options shall provide that, upon any termination under this Section 5(c), Employee or his estate or other person entitled to exercise such stock option following Employee’s death, as the case may be, shall be entitled to exercise such stock option for not less than three (3) years after the date of termination (but in no event after the expiration of the original term of the stock option).
(d) Termination without Cause; Termination for Good Reason.
(i) During the Term, Employer shall have the right, exercisable upon not less than five (5) business days’ prior written notice to Employee, to terminate Employee’s employment under this Agreement for any reason at any time (provided that the parties understand and agree that any termination made in accordance with Section 5(a) or (c), above shall not be deemed a termination made under this Section 5(d)). In addition, Employee shall have the right, exercisable upon not less than five (5) business days’ prior written notice to Employer, to terminate his employment for Good Reason.
(ii) During the Term, if Employee has a Separation from Service by reason of termination from employment by Employer without Cause, or termination from employment by Employee for Good Reason, then Employee shall be entitled to receive: (A) all Base Salary and other benefits accrued hereunder through, but not including, the date of such Separation from Service; (B) reimbursement of expenses pursuant to Section 4(c); and (C) subject to Section 8(d) below, a severance benefit (the “Severance Benefit”) equal to two and one half (2 1/2) times Employee’s annual rate of Base Salary, as in effect immediately prior to the date of such Separation from Service; provided, however, that Employee shall be entitled to the Severance Benefit only if Employee executes and delivers to Employer a general release (the “Release”) of any and all claims, which Release shall be substantially in the form attached hereto as Exhibit A, within fifty (50) days after the date of such Separation from Service and Employee does not revoke the Release in accordance with the terms thereof. The Severance Benefit shall be paid in a lump sum cash payment and is subject to forfeiture in accordance with Section 8(d). Subject to the requirements of Section 409A of the Code, as applicable, such lump sum cash payment shall be paid during the five (5) day period following the expiration of the 50-day time period described immediately above.

(iii) During the Term, upon any termination of Employee’s employment by Employer without Cause or by Employee for Good Reason, all stock options, restricted stock awards or issuances and other rights to acquire any capital stock of Employer granted or provided to Employee (if any), which are subject to vesting or any right of repurchase, will immediately vest in full and all rights to repurchase will lapse in their entirety. Employer shall ensure that any and all applicable stock option/stock issuance plans and other relevant plans and agreements that are contrary to the foregoing sentence, whether now in existence or hereinafter arising, will conform to the preceding sentence. Also, Employer shall ensure that, with respect to any stock options granted by Employer to Employee after the date hereof, such stock options shall provide that, upon any termination under this Section 5(d), Employee shall be entitled to exercise such stock option for not less than three (3) years after the date of termination (but in no event after the expiration of the original term of the stock option).
(iv) As used in this Agreement, “Good Reason” means any of the following: (A) any material diminution by Employer in Employee’s duties such that Employee’s duties are no longer consistent with the position of the President and Chief Executive Officer of Employer unless Employee provides his prior written consent to such diminution; (B) any action by

Employer that causes Employee to no longer report directly to the Board; (C) any reduction by Employer in any material portion of Employee’s compensation (whether Base Salary, fringe benefits, participation in bonus or incentive programs, or otherwise), unless Employee provides his prior written consent to such reduction; (D) a relocation by Employer of Employee’s place of employment by more than fifty (50) miles, unless Employee provides his prior written consent to such relocation; (E) Employer’s other material breach of this Agreement (i.e., material breaches other than any breach falling within any of clauses (A) through (D) preceding); and (F) a Change in Control (as such term is defined below in Section 6); provided, that any such action or event shall constitute “Good Reason” only if (I) Employee provides Employer with written notice thereof (specifying such action or event in reasonable detail) within ninety (90) days after the later of (x) the initial occurrence thereof or (y) Employee’s actual knowledge and understanding of the initial occurrence thereof, and (II) Employer fails to cure such action or event within thirty (30) days after Employer’s receipt of such written notice (except that, with respect to a Change in Control, no such cure or cure period shall be applicable).
(e) Date of Termination. The date of the termination of Employee’s employment shall be the effective date for such termination set forth in the written notice provided under Section 5(a), (b), (c) or (d); provided that such date shall not be later than sixty (60) days after the date of such written notice; provided further that in the event of termination under Section 5(c) due to Employee’s death, the date of termination shall be the date of Employee’s death.
(f) Exclusive Remedy. Subject at all times to Employer’s compliance with its payment obligations under Section 5(c) or 5(d), as applicable, (i) the payments contemplated by Section 5(c) or 5(d), as applicable, shall constitute the exclusive and sole remedy for any termination of Employee’s employment by Employer in accordance with Section 5(c) or 5(d), as applicable; and (ii) Employee covenants not to assert or pursue any remedies, other than an action to enforce the payments due to Employee under Section 5(c) or 5(d), as applicable, at law or in equity, with respect to any termination of employment in accordance with Section 5(c) or 5(d), as applicable.
6. Change in Control.
Employer shall take all actions necessary or appropriate to ensure that, immediately prior to any Change in Control, any and all stock options, restricted stock awards or issuances and other rights to acquire any capital stock of Employer granted or provided to Employee, which are subject to vesting or any right of repurchase, will immediately vest in full and all rights to repurchase will lapse in their entirety, and, with respect to any stock options, will become exercisable for all of shares of capital stock at the time subject to such options.
As used in this Agreement, “Change in Control” means any of the following: (a) a merger, consolidation or other reorganization of Employer unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the surviving or successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Employer’s outstanding voting securities immediately prior to such transaction; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of Employer’s assets; and (c) the acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Employer’s securities from any person or group of related persons; provided that, notwithstanding the foregoing clauses (a), (b) and (c), an initial public offering of all or a portion of the voting securities of Employer, or a merger transaction effected solely to change the domicile of Employer, shall not be deemed to be a Change in Control for the purposes of this Agreement.
7. Arbitration/Resolution of Disputes.
Except to the extent a party is entitled to injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or any agreement referred to herein shall be settled by binding arbitration before a single arbitrator in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The single arbitrator shall be a retired or former district court or appellate court judge of a United States District Court or United States Court of Appeals, or such other person with other qualifications as the parties to such arbitration may agree. Such arbitration shall be held in San Diego County, California. Employer shall bear all costs of such arbitration, and Employer also shall bear its own attorneys’ fees and other experts’ fees and related costs and, if Employee is the prevailing party, shall reimburse Employee for his attorneys’ fees, other experts’ fees and other fees and costs incurred in connection with such arbitration. The arbitrator shall not have the authority to award punitive damages in any such arbitration proceedings. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This agreement to arbitrate does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law and further, does not cover any claims, including claims for workers’ compensation or unemployment benefits or other claims that are not subject to mandatory arbitration by law. EMPLOYEE UNDERSTANDS AND AGREES THAT HE IS WAIVING HIS RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.
8. Restrictive Covenants.
Employee agrees that during the Term and for the twenty-four (24) month period commencing on the date of the termination of Employee’s employment under this Agreement, Employee shall comply with the following covenants. Employee further agrees that his satisfaction of the following covenants shall be a condition to his entitlement to the Severance Benefit under Section 5(d)(ii).
(a) Confidential Information. Employee shall execute the Confidential Information and Proprietary Rights Agreement, which is attached to this Agreement as Exhibit B. Employee’s obligations under the Confidential Information and Proprietary Rights Agreement shall continue in effect after the termination of his employment with Employer, whatever the reason or reasons for such termination, and Employee acknowledges and agrees that Employer shall have the right to communicate with any future or prospective employer of Employee concerning Employee’s continuing obligations under the Confidential Information and Proprietary Rights Agreement.
(b) Non-Solicitation of Employees. Employee shall not, directly or indirectly, through any other individual or entity, approach any employee of Employer (or of any of its subsidiaries), or initiate discussions with any such employee, for the purpose soliciting such employee to cease his or her employment with the Employer or such subsidiary, and Employee shall not knowingly authorize the taking of any such action by any other individual or entity. For the avoidance of doubt, without expanding the generality of the foregoing provisions of this Section 8(b), such foregoing provisions shall not prohibit Employee (directly or indirectly) from: (i) making any indirect general solicitation for employment (through general newspaper advertisements, industry periodical advertisements, internet postings and the like) with Employee (or with any person or entity with which he is then associated); or (ii) at any time following the Term, having discussions with any employee of Employer or any of its subsidiaries regarding the hiring by Employee (or by any person or entity with which he is then associated) of such employee, or to hire any such employee, if such employee is the person who, directly or indirectly, initiated the discussions regarding the hiring thereof by Employee or any person or entity with which he is then associated. Employee shall not be deemed in breach of this Agreement as a result of any actions taken directly or indirectly by him that fall within the purview of either of the foregoing clauses (a) and (b).
(c) Non-Disparagement and Cooperation. Employee shall not make any remarks materially disparaging the conduct or character of Employer or any of its subsidiaries or any of their current or former affiliates, agents, employees, officers, directors, shareholders, successors or assigns (such persons and entities are referred to herein as the “Protected Persons”); provided, however, that during the Term, Employer acknowledges and agrees that (i) Employee may be required from time to time to make such remarks about Protected Persons for legitimate business purposes and consistent with the discharge of Employee’s duties hereunder, (ii) Employee shall not be prohibited from making any such disparaging remark to any of his family or friends so long as such remark is not intended to materially adversely affect Employer, and (iii) nothing shall restrict or prohibit any remark that Employee might make in furtherance of any actual or contemplated litigation or proceeding involving any claim or allegation by Employee against Employer or Employer against Employee. In addition, following termination of Employee’s employment hereunder, Employee agrees to reasonably cooperate with Employer in any litigation or administrative proceedings involving any matters with which Employee was involved during Employee’s employment with Employer (excluding any such litigation or proceeding involving any claim or allegation by Employee against Employer). Employer shall reimburse Employee and his representatives for travel and other out of pocket expenses incurred by any of them in providing or facilitating such assistance, and Employer also shall reasonably compensate Employee and his representatives for their time spent in providing or facilitating such assistance.
(d) Forfeiture of Severance Benefits. In the event that Employee materially breaches any of Employee’s obligations under Section 8(a), (b) and (c), Employee shall immediately forfeit any right to the Severance Benefit under Section 5(d).
(e) Remedies. Employee acknowledges that monetary damages may not be sufficient to compensate Employer for any economic loss which may be incurred by reason of his breach of the restrictive covenants under this Section 8(a), (b) and (c). Accordingly, in the event of any such breach, Employer shall, in addition any remedies available to Employer under other provisions of this Agreement and/or at law, be entitled to obtain equitable relief in the form of an injunction precluding Employee from continuing such breach. Employee hereby waives any requirement for the posting of a bond or security in connection with such equitable relief.
9. Compliance with Section 409A of the Code.

(a) Compliance with Section 409A of the Code. Certain benefits payable to Employee under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent the payments and benefits under this Agreement are subject to and not exempt from the requirements of Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).
(b) Amendment of Agreement to Comply with Section 409A of the Code. If Employer and Employee determine that any benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code are not exempt from the requirements of Section 409A of the Code and do not comply with Section 409A of the Code, Employer and Employee agrees to amend this Agreement, or take such other actions as Employer and Employee deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect; provided, however, that in the event of such provision being ineffective and null and void per the foregoing, then the parties shall amend this Agreement to provide Employee with other payments and benefits (which do comply with Section 409A of the Code) reasonably acceptable to Employee and having a dollar value no less than that of the excluded payments/benefits.
(c) Delayed Distribution under Section 409A of the Code. If Employee is a Specified Employee on the date of Employee’s Separation from Service, any payments or benefits under this Agreement that are subject to and not exempt from the requirements of Section 409A of the Code shall be delayed to the extent and amount necessary in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Employee during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service, or (ii) the date of Employee’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 9(c) shall be immediately paid to Employee (or Employee’s estate, in the event of Employee’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement shall be paid as otherwise provided in the Agreement.
(d) Section 409A Definitions. For purposes of the Agreement, the following terms shall have the meanings set forth below:
(i) “Separation from Service” with respect to Employee, shall mean Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
(ii) “Service Provider” shall mean Employee or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).
(iii) “Service Recipient,” with respect to Employee, shall mean Employer and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time.
(iv) “Specified Employee” shall mean a Service Provider who, as of the date of the Service Provider’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

(v) “Specified Employee Effective Date” means the April 1 following the Specified Employee Identification Date.
(vi) “Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), shall mean December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers.
(vii) “Testing Year” shall mean the twelve (12) month period ending on the Specified Employee Identification Date.

10. Golden Parachute Excise Tax.
Employer shall reimburse Employee for (a) any excise tax imposed by Section 4999 of the Code on any portion of the compensation or benefits payable by Employer or any of its parents, subsidiaries or other affiliates to Employee under this Agreement, all other contracts, arrangements or programs, and (b) any such excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this Section 10 (including but not limited to the afore-described payments in this sentence). Employee and Employer agree to reasonably cooperate to mitigate the amount of any such tax that might become payable. Employer shall pay to Employee the payments, or portions thereof, provided for in this Section 10 not later than fifteen (15) days prior to the date on which such taxes, or portions thereof, are due as determined by the tax counsel referred to below. Tax counsel selected by Employer and reasonably acceptable to Employee shall determine the amounts (if any) due Employee under this Section 10, based on the actual tax rates to which Employee is subject at the time (or, if the actual tax rates cannot be determined at such time, based on the highest marginal tax rates of Employee). Employee shall provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on Employee and Employer. Tax counsel shall determine that payments shall be due hereunder only if, and to the extent that, it is more likely than not that the payments or benefits are subject to a tax. In making the determinations required by this Section 10, tax counsel may rely on benefit consultants, accountants or other experts. Employer agrees to pay all reasonable fees and expenses of such tax counsel, benefits consultants, accountants or other experts. If, subsequent to the payment to Employee of payments pursuant to this Section 10, the tax counsel referred to in this Section 10 reasonably determines that the amount of the payments paid pursuant to this Section 10 are greater than, or less than, the amount required to have been paid, Employee shall reimburse Employer an amount, or Employer shall pay to Employee an additional amount, respectively, based upon such determination. In the event that tax counsel referred to in this Section 10 reasonably determines that Employee is required to pay excise tax, interest or penalties to a governmental taxing authority as a result of his non-payment of taxes where such tax counsel had determined that such taxes need not be paid or as a result of a miscalculation of such taxes, Employer shall pay to Employee an additional amount equal to (i) the amount of such interest and/or penalties, (ii) the excise tax which was not paid and (iii) any excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this sentence.

11. Miscellaneous.
(a) Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local tax and other withholdings and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.
(b) Unfunded Obligations. The interest of Employee under this Agreement shall be limited to the right to receive the benefits or payments under the terms and conditions of this Agreement and, except as otherwise provided by applicable law, the rights of Employee or his successor in interest shall be no greater than the right of an unsecured general creditor of Employer. This Agreement shall not create any right, title or interest in any assets of Employer in any Employee or his successor in interest.
(c) Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable. No part of the benefits to be made to Employee under this Agreement shall be liable for the debts, contracts or engagements of Employee, or his successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall Employee, or his successors in interest, have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever; provided that the foregoing shall not limit or prohibit in any way any rights, benefits, remedies or claims of any of Employee’s heirs or successors in interest.
(d) Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt or return undelivered when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party’s signature to this Agreement. The parties may change their respective addresses for the purpose of this Section 11(d) by giving notice of such change to the other parties in the manner which is provided in this Section 11(d).
(e) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and expressly supersedes any contemporaneous or prior agreements between the parties relating to said subject matter. No prior written or oral agreements or representations between Employer and Employee concerning his employment and originating before the date of this Agreement and not embodied in this Agreement shall be of any force or effect.

(f) Headings; Construction. The headings and captions used in this Agreement are used for convenience only and shall not affect the meaning, interpretation or contents of this Agreement. This Agreement shall be construed and interpreted without regard to any presumption or other rule requiring construction against the party drafting the document or any provision contained in the document. It shall be construed neither for nor against any party, but shall be given reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
(g) Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.
(h) Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals there from shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.
(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof.
(j) Counterparts; Facsimile Signatures. The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument. A facsimile or .pdf signature shall be deemed an original for purposes of evidencing execution of the Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“EMPLOYER”:		“EMPLOYEE”:

By:	/s/ Thomas V. Hennessey, Jr.	/s/ Fareed Kureshy
Fareed Kureshy
Name:	Thomas V. Hennessey, Jr.

Title:	COO/CFO

Address:		Address:

2980 Scott Street
Street Address		Street Address

Vista, CA 92081
City State Zip Code		City State Zip Code

EXHIBIT A
GENERAL RELEASE
This GENERAL RELEASE (the “Agreement”), dated                     , is made by Fareed Kureshy (“Employee”).
R E C I T A L S
A. Employee and AutoGenomics, Inc., a California corporation (“Employer”) are parties to into that certain Employment Agreement dated as of December 1st2012 (the “Employment Agreement”); and
B. Section 5(d)(ii) of the Employment Agreement provides for the payment of a severance benefit (“Severance Benefit”) to Employee by Employer in consideration for certain restrictive covenants, and the execution and non-revocation by Employee of a general release of claims by Employee against Employer and its subsidiaries and affiliates.
A G R E E M E N T
In consideration of the premises and the mutual covenants herein contained, Employee hereby agrees as follows.
1. Termination of Employment. Employee confirms that Employee’s employment with Employer terminated at the close of business as of                     .
2. General Release. As a material inducement for the payment of the severance benefit under Section 5(d)(ii) of the Employment Agreement, and except as otherwise provided in this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Releasees from any and all Claims that Employee had, has or may have against Releasees or any of them from the beginning of time through the date of execution of this Agreement. For purposes of this Agreement and the preceding sentence, the words “Releasee” or “Releasees” and “Claim” or “Claims” shall have the meanings set forth below:
(a) The words “Releasee” or “Releasees” shall refer to Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, investors, advisors, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys and advisors of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them.
(b) The words “Claim” or “Claims” shall refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which, except as limited by law or regulation such as the Age Discrimination in Employment Act (“ADEA”), Employee has or may have, own or hold against any of the Releases’ from the beginning of time through the date of execution of this Agreement; provided, however, that the word “Claim” or “Claims” shall not refer to any claim for breach of Section 4(c) or any of Sections 5 through 10 of the Employment Agreement, or any claim to the Severance Benefit (or to any other severance benefits or payments) under the Employment Agreement, or any claim to unpaid salary, bonus, vacation or other benefits or to unreimbursed expenses, or any claim arising under any outstanding stock option, restricted stock award or other stock based award granted to Employee by Employer, or any claim to any accrued benefits under the terms and conditions of any employee benefit plan maintained by Employer, or any claim to indemnification or insurance with respect to liability as an officer or director of Employer, or any claim regarding life insurance or disability insurance made available to Employee in connection with this Agreement, or any claims that cannot be waived or released by law. Subject to the foregoing proviso, Claims released pursuant to this Agreement by Employee include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, any tort, fraud, wrongful termination, discrimination, interference, defamation or negligence, any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. § 1981 (discrimination); (3) the ADEA, 29 U.S.C. §§ 621–634 (age discrimination); (4) 29 U.S.C. § 206(d)(l) (equal pay); (5) 42 U.S.C. §§ 12101, et seq. (disability); (6) the California Constitution, Article I, Section 8 (discrimination); (7) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, religion, sex or age); (8) California Labor Code Section 1102.1 (sexual orientation discrimination); (9) the Executive Order 11246 (race, color, religion, sex and national origin discrimination); (10) the Executive Order 11141 (age discrimination); (11) §§ 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (12) The Worker Adjustment and Retraining Act (WARN Act); (13) the California Labor Code (wages, hours, working conditions, benefits and other matters); (14) the Fair Labor Standards Act (wages, hours, working conditions and other matters); the Federal Employee Polygraph Protection Act (prohibits employer from requiring employee to take polygraph test as condition of employment); and (15) any federal, state or other governmental statute, regulation or ordinance which is similar to any of the statutes described in clauses (1) through (14). Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s or its state counterpart’s independent right and responsibility to enforce the law.
3. Civil Code Section 1542. Employee expressly waives and relinquishes all rights and benefits afforded by any statute (including but not limited to Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. Employee does so understanding and acknowledging the significance of the release of unknown claims and the waiver of statutory protection against a release of unknown claims (including but not limited to Section 1542). Section 1542 of the Civil Code of the State of California states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Thus, notwithstanding the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which are known and all Claims which Employee does not know or suspect to exist in Employee’s favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.
4. Discovery of Facts. Employee acknowledges that Employee might hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to a Claim or Claims released herein, and Employee expressly agrees to assume the risk of possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.
5. Employee’s Representations. Employee hereby represents and acknowledges that Employee has not filed any Claim of any kind against Employer or other Releasees. Employee further hereby expressly agrees never to initiate against Employer or other Releasees any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.
6. No Assignment of Claims. Employee hereby represents and agrees that Employee has not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that Employee is releasing in this Agreement.
7. No Representations or Warranties. Employee represents and acknowledges that in executing this Agreement, Employee is not relying upon any representation, warranty or statement not set forth in this Agreement.
8. No Admission. This Agreement shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against Employer, and Employer specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees or its agents.
9. Construction. This Agreement is made and entered into in California. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California without regard to conflicts of laws principles thereof and applicable Federal law.
10. Notices. Any notices required to be given under this Agreement shall be delivered either personally or by first class United States mail, postage prepaid, addressed to the respective parties as follows:

To Employer:	AutoGenomics, Inc. 2980 Scott Street Vista, CA 92081 Attn: Corporate Secretary

To Employee:	Fareed Kureshy To the address on Employee’s signature page
11. Revocation. Employee understands and acknowledges that Employee is hereby releasing any age claims he may have under the ADEA and that he is entering into this release freely and voluntarily. Employee understands that he has been given a period of forty-five (45) days to review and consider this Agreement (as well as statistical data on the persons eligible for similar benefits, if applicable) before signing it and may use as much of this forty-five (45) day period as Employee wishes prior to signing. Employee acknowledges that Employee has been advised to consult with an attorney before signing this Agreement. Employee understands and acknowledges that whether or not Employee consults with an attorney is Employee’s decision. Employee may revoke this Agreement within seven (7) days of signing it. If Employee wishes to revoke, Employee must provide written notice of such revocation to Employer’s Corporate Secretary no later than the close of business on the seventh (7th) day after Employee has signed the Agreement. If revoked, this Agreement shall not be effective and enforceable, and Employee will not receive payments or benefits under Section 5(d) of the Employment Agreement. Employee understands that this Agreement is final, binding and irrevocable eight (8) days after the execution and delivery.
12. Integration. This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other agreements (except the Employment Agreement) with respect to the subject matter of this Agreement, whether written or oral, between Employee and Employer. All modifications and amendments to this Agreement must be in writing and signed by the parties.
13. Further Assurances. Employee agrees, without further consideration, to sign or cause to be signed, and to deliver to Employer, any other documents and to take any other action as may be necessary to fulfill the obligations of Employee under this Agreement.
14. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.
15. Counterparts. This Agreement may be executed in counterparts.
* * * * *
[remainder of page intentionally left blank]

I have read the foregoing Agreement, and I accept and agree to the provisions it contains and hereby execute the Agreement voluntarily and with full understanding of the consequences of the Agreement.

“EMPLOYEE”:

Fareed Kureshy

Address:

Street Address

City State Zip Code